Loop Media, Inc. 8-K

Exhibit 2.1

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (the “Agreement”) is made as of October 13, 2020, by and between SPKR INC., a Delaware corporation (“Seller”), LOOP MEDIA, INC., a Nevada corporation (“Buyer”) and PTK Investments, LLC, a Delaware limited liability company (dba PTK Capital), in its capacity as the Seller Representative hereunder (as defined in Section 12.12(a) herein).

R E C I T A L S

A.	Seller is an early stage company that has established a Website and Internet Domain Name, Spkr.com (the “Website”) and developed a mobile application (the “App”), available in the Apple Inc. IOS Store as Spkr: Curated Podcast Radio, (the Website, the App and all other business activities, processes, inputs, controls, other intangible assets and tangible assets associated with Seller’s audio network business, the “Business”).
B.	Buyer desires to acquire, and Seller desires to convey and transfer to Buyer, substantially all of the assets of the Seller, which primarily consists of the Website and App and other similar identifiable assets, upon the terms and conditions hereinafter set forth (the “Acquisition”).
C.	In connection with the Closing of the Acquisition, Each of the stockholders of Seller (each a “Holder” and collectively, the “Holders”) shall enter into a Joinder to Asset Acquisition Agreement in the form mutually agreed between Buyer and Seller (each a “Joinder Agreement”) on the terms and conditions set forth therein.
D.	In connection with, and following, the Closing of the Acquisition, Seller will dissolve and transfer and distribute all of its remaining assets and liabilities, including the Consideration Shares (defined below), to the holders of equity securities in the Seller, including the Holders, pursuant to a liquidating distribution (the “Liquidating Distribution”) as set out in, and in accordance with, the Plan of Dissolution (as defined below) (collectively, the “Dissolution”).

NOW, THEREFORE, in consideration of the foregoing premises, terms, covenants, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                   Assets and Liabilities to be Acquired and Assumed.

1.1.              Acquired Assets: Buyer hereby agrees to acquire from Seller, and Seller hereby agrees to convey, transfer and assign to Buyer, free and clear of any and all liens, security interests, encumbrances, pledges, leases, claims, charges, conditional sale contracts, or mortgages (collectively, “Liens”) (other than Permitted Liens (as defined below)), substantially all of the assets of the Seller owned by the Seller, which shall include only the following assets and shall not include the Excluded Assets (collectively referred to herein as the “Acquired Assets”). The Acquired Assets shall be made up of the following:

(a)                 All of Seller’s rights, title and interest in and to the Website, and any other rights associated with the Website (the “Web Assets”), including any intellectual property rights, all related domains, logos, customer lists and agreements, development contracts, email lists, passwords, usernames and trade names; and all of the related social media accounts including but not limited to, Instagram, Twitter, Facebook, Instagram, and Pinterest at closing;

(b)                All of Seller’s rights, title and interest in and to assets that relate to, or are used or held for use in connection with the operation of, the App (collectively with the App, the “App Assets”, and together with the Web Assets, the “Identifiable Assets”), and any other rights associated with the App, including any development contracts, intellectual property rights, all related logos, customer lists and agreements, email lists, passwords, usernames and trade names;

(c)                 All other intangible property rights in and to any requirements, processes, formulations, methods, technology, know-how, formulae, trade secrets, trade dress, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Seller in connection with the Identifiable Assets; all patents, copyrights, trade names, trademarks and service marks of Seller and any applications therefor, including, but not limited to, the name of, “SPKR”, the business name, Spkr. Inc., the App, and the Website and all of its respective contents used in connection with the Identifiable Assets, and all applications therefor; all source code for proprietary software that is owned by Seller and included in any intellectual property used or held for use in the operation of the App or the Website, as currently operated, together with claims and causes of action with respect to such intellectual property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present or future infringement, misappropriation, or other violation thereof (collectively under the foregoing paragraph “Identifiable Assets IP Rights”);

(d)                all information, records, documents and files of Seller that relate in a material way to, or are used primarily or held for use in connection with the operation of, the Identifiable Assets (collectively, the “Acquired Records”); provided, that Seller shall be entitled to keep a copy of all Acquired Records;

(e)                 all rights of Seller under warranties, indemnities, and similar rights against third parties to the extent related to the Identifiable Assets and the Identifiable Assets IP Rights; and

(f)                  All social media accounts, sites and services used by Seller in connection with the Identifiable Assets, all content created or used in connection therewith, in each case to the extent transferrable in accordance with the applicable terms of service or other user agreements between the Seller and the operator of such sites and services to which such accounts pertain, and all credentials with respect to such accounts; (the “Social Media Accounts”).

For purposes hereof, “Permitted Liens” shall mean any of the following: (i) Liens imposed by law, (ii) Liens for taxes not yet subject to penalties for nonpayment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings, (iii) Liens incurred or deposits made in connection with worker’s compensation, unemployment insurance, social security and other like laws, except to the extent that any such Lien arises from Seller's breach of or failure to perform any duty or obligation arising under any worker's compensation, unemployment insurance, social security, or other like law (iv) Liens incurred or deposits made in the ordinary course of business to secure the performance of leases, trade contracts or other similar agreements and (v) Liens expressly contemplated by this Agreement or the transactions, agreements and instruments contemplated hereby or consented to in writing by the Buyer.

1.2.              Excluded Assets: Notwithstanding anything to the contrary herein, including Section 1.1 above, the Acquired Assets do not include those assets set forth on Section 1.2 of the Agreement Schedules (the “Excluded Assets”).

1.3.              Assumed Obligations: Buyer shall not be liable to assume any obligation of Seller except those specifically set forth on Section 1.3 of the Agreement Schedules (the “Assumed Obligations”).

1.4.              Liabilities Not Assumed. Except for the Exchange Price and the Assumed Obligations, Seller agrees that Buyer will not assume or perform, and Seller shall remain responsible for and shall indemnify Buyer (in accordance with Section 12.2(a)) from and against, any and all liabilities and obligations of Seller, whether known or unknown, and regardless of when such liabilities or obligations arise or are asserted, including any obligations or liabilities of Seller with respect to the following (collectively, the “Excluded Liabilities”):

(a)                 All federal, state, local, foreign or other taxes payable by Seller for periods prior to the Closing Date, and any transfer taxes arising from the transfer to Buyer of the Acquired Assets by Seller as contemplated hereby, including all sales, use or similar taxes, if any, that may arise from or be assessed by reason of the sale of the Acquired Assets by Seller to Buyer.

(b)                All Liens (other than Permitted Liens) on any of the Acquired Assets and all obligations and liabilities secured thereby, in each case with respect to obligations existing as of the Closing Date or with respect to periods prior to the Closing Date;

(c)                 All obligations of Seller for borrowed money, or incurred in connection with the purchase, lease or acquisition of any assets, and any obligations of a similar nature incurred by Seller;

(d)                Any accounts or notes payable or similar indebtedness incurred by Seller;

(e)                 Any claims, demands, actions, suits, legal proceedings, obligations or liabilities arising from Seller’s operation of the Business prior to the Closing, or arising from any other business or operations of Seller conducted prior to the Closing, whether such claims, demands, actions, suits, legal proceedings, obligations or liabilities are presently pending or threatened or are threatened or asserted at any time after the date hereof and whether before or after the Closing;

(f)                  Any claims, demands, actions, suits, legal proceedings, obligations or liabilities arising out of any fundraising by the Seller and any sale of securities in the Seller to investors in, or shareholders of, the Seller;

(g)                Any liabilities arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following consummation of, the transactions contemplated hereby; and

(h)                Any liabilities described in clause (ii) of Section 7.7 below.

2.                   Terms of Exchange.

2.1.              Exchange Amount. In exchange for the Acquired Assets, Buyer agrees to deliver to Seller a number of shares of common stock of Buyer, par value $0.0001 per share, traded on the OTC Markets under the symbol “LPTV” (the “Common Stock”) and any other class of securities into which such securities may hereafter be reclassified or changed calculated by dividing (i) an amount equal to $3,000,000 (the “Stock Exchange Value”) by (ii) the Consideration Shares Reference Price (such shares collectively being hereinafter referred to as the “Consideration Shares”), resulting in the issuance of 1,369,863 Consideration Shares. For purposes of this Agreement, the “Consideration Shares Reference Price” shall mean a price per Consideration Share equal to $2.19.

2.2.              Fair Market Value/Income Tax Reporting. Buyer and Seller agree that the Stock Exchange Value set forth in this Section 2, together with the Assumed Obligations set forth in Section 1.3 of the Agreement Schedules as assumed by Buyer (if any), represents the fair market value of the Acquired Assets as of the date hereof.

2.3.              Plan of Reorganization. The parties hereby agree that the transactions contemplated by this Agreement (including the Dissolution) are intended to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is hereby adopted as a “plan of reorganization” for that purpose. Each of the parties hereto agrees (i) not to take any position or action (including on any tax returns, tax elections, or other tax filings) inconsistent with the foregoing. and (ii) not to knowingly take any action, allow any action to be taken or fail to take any action required hereby that to the knowledge of the relevant party or any of its Affiliates could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.                   Representations and Warranties of the Seller. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1.              Organization and Related Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business in the State of California. Seller has the requisite power and authority to carry on its business as now being conducted and to execute and deliver (i) this Agreement, (ii) the Lock-up Agreement (as defined below), (iii) the Bill of Sale and Assignment (as defined below), (iv) the Joinder Agreements, and (v) the Plan of Liquidation and Dissolution in the form previously provided to the Buyer and adopted by the Seller in connection with this Agreement pursuant to which the Seller shall dissolve and wind up its affairs (the “Plan of Dissolution” and all such documents referred to in the foregoing clauses (i) – (v) being the “Transaction Documents”).

3.2.              Necessary Actions; Binding Effect. Prior to the Closing Date, Seller will have taken all action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and the Transaction Documents. This Agreement and the Transaction Documents constitute, and upon execution and delivery will constitute, valid obligations of Seller that are legally binding on and enforceable against Seller in accordance with the respective terms of this Agreement and the Transaction Documents, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies.

3.3.              Representations Pertaining to the Acquired Assets.

(a)                 Title to and Adequacy of Acquired Assets. Seller has, and at the Closing Seller will convey and transfer to Buyer, good, complete and marketable title to all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.3(a) of the Agreement Schedules, all of the Acquired Assets are in the exclusive possession and control of Seller and Seller has the right to use and sell to Buyer all of the Acquired Assets without interference from others. The Acquired Assets constitute all the assets, properties, rights, privileges and interests necessary for Buyer to own and operate the Acquired Assets, including the Website and the App Assets, substantially in the same manner as they have been used by Seller during the period immediately preceding the execution of this Agreement.

(b)                Tangible Assets. The Seller has no tangible personal property, including none of the following in tangible form: lists, marketing and promotional materials, files, books, compilations of names, and supplies that are used and have been acquired or developed in connection with the Business, wherever located, owned or used by Seller, including Seller’s rights therein (collectively, the “Tangible Assets”), other than any Tangible Asset the replacement cost of which would be less than $1,000.00 and which is not of material importance to Seller’s operations.

(c)                 Intangible Property Rights.

(i)                  Attached hereto as Section 1.1(c)(i) of the Agreement Schedules is an accurate list of all patents, patent applications, copyrights, trademarks, trademark applications, domain names, and other registered Identifiable Assets IP Rights owned or applied for by Seller in connection with the use of the Identifiable Assets (collectively, the “Seller Registered IP”).

(ii)                Attached hereto as Section 1.1(c)(ii) of the Agreement Schedules is an accurate list of all agreements or instruments under which the Seller receives a license to use the intellectual property rights of a third party in connection with the use of the Identifiable Assets (collectively, the “Seller Licensed IP” and such agreements and instruments, the “Seller IP Licenses”).

(iii)              Except for the Seller Licensed IP, Seller owns all right, title and interest in and to all Identifiable Assets IP Rights used in or necessary in any material respect for the use of the Acquired Assets, including the Website and the App Assets, as presently conducted, including all Identifiable Assets IP Rights contained in the Acquired Assets, free and clear of all Liens (other than Permitted Liens), including any distribution rights and royalty rights.

(iv)               From and after the Closing Date, Buyer shall have the right to use all of the Identifiable Assets IP Rights and the Seller Licensed IP consistent with Seller’s use of the Identifiable Assets IP Rights and Seller Licensed IP as used by Seller as of immediately prior to the Closing. To Seller’s knowledge, (A) Seller owns, or holds adequate licenses, or other rights to use all of the Identifiable Assets IP Rights and Seller Licensed IP, as applicable as used as of immediately prior to the Closing, and (B) such use does not conflict with, infringe on or otherwise violate any rights of any other person. All of the Identifiable Assets IP Rights and Seller’s rights under the Seller IP Licenses are transferable to Buyer without cost or liability to Buyer (except for liabilities arising from and after the Closing Date) and will be included in the Acquired Assets being sold and assigned to Buyer hereunder.

(v)                Other than to its customers pursuant to its terms of service and end user license agreements, Seller has not granted, transferred or assigned any right, license or interest in any of the Identifiable Assets IP Rights or the Seller Licensed IP.

(vi)               Other than with respect to Seller Licensed IP, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any of the Identifiable Assets IP Rights on behalf of Seller either (i) in the case of any copyright, have been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive and original ownership of all United States copyrights thereby arising or (ii) shall, prior to the Closing, have executed appropriate instruments of assignment in favor of Seller as assignee that convey to Seller full, effective and exclusive ownership of all intellectual property rights thereby arising.

(vii)             Seller has not received notice alleging that it is infringing any patent, trade name, trademark, service mark, copyright, trade secret, trade dress, design, invention, technology, know-how, process or other proprietary right belonging to any other person, firm or corporation, which infringement would have an adverse effect in any material respect on any of the Acquired Assets. To Seller’s knowledge, there is no infringement by any other person of any Seller IP Right or Seller Licensed IP.

3.4.              Contracts, Agreements and Commitments. Except as set forth in Section 3.4 of the Agreement Schedules, Seller is not a party to or bound by any contracts, agreements, leases, licenses and instruments at the Closing pursuant to this Agreement that relate to or affect any of the Acquired Assets (the “Disclosable Contracts”). Seller further represents that there have not been any defaults by Seller under any Disclosable Contract or, to the knowledge of Seller, defaults or any claims of default or claims of non-enforceability with respect to any Disclosable Contract by the other party or parties thereto which, individually or in the aggregate, would have a material adverse effect on any of the Acquired Assets, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by Seller under any Disclosable Contract, or to the knowledge of Seller, by the other party or parties to any Disclosable Contract, under any such Disclosable Contracts or that would cause a creation of any Liens (other than Permitted Liens) upon any of the Acquired Assets or otherwise materially and adversely affect any of the Acquired Assets.

3.5.              Conflicts. Seller represents that, except as set forth in Section 3.5 of the Agreement Schedules, neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement and the Transaction Documents will result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the respective certificate of incorporation, bylaws or other governing instruments of Seller, or any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which the Seller is a party or is bound which in any material respect affects any of the Acquired Assets; (ii) the termination of any contract, lease, agreement, or commitment, or the acceleration of the maturity of any indebtedness or other obligation of the Seller; (iii) the creation or imposition of any Liens (other than Permitted Liens) on any of the respective assets or properties of the Seller, including any of the Acquired Assets; (iv) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the Seller is a party or is bound or which affects any of their respective properties or any of the Acquired Assets; (v) a loss or adverse modification of any license, franchise, permit, other authorization or right (contractual or other) to operate, granted to or otherwise held by Seller or used in connection with the Acquired Assets, which would have a material adverse effect on the Acquired Assets or Buyer; or (vi) the cessation or termination of any other business relationship or arrangement between Seller and any third party that is material to any of the Acquired Assets. Seller does not know of any business relationship or arrangement between it and any third party (governmental or other) that is material to the Acquired Assets that will cease or that a reasonable person would expect is likely to be terminated as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

3.6.              Taxes and Tax Returns. The Business has not, to date, generated any revenues. Seller has duly filed all tax reports and returns which are required by law to be filed by it and has duly paid all foreign, federal, state and local taxes due or claimed to be due from such authorities (other than taxes being contested in good faith and that are not material in amount), and there are no assessments or claims for payment of taxes now pending or, to the knowledge of Seller, threatened (other than taxes being contested in good faith and that are not material in amount), nor, to the knowledge of Seller, is any audit of Seller’s records presently being made by any taxing authority.

3.7.              Compliance with Law/Permits. Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which by the Seller could reasonably be expected to have a material adverse effect on any of the Acquired Assets or their use.

3.8.              Litigation and Proceedings. Seller is not the subject of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of its assets or the Business, which may reasonably be expected to affect the Acquired Assets or otherwise interfere with Seller’s ability to perform under this Agreement, the Transaction Documents or any ancillary documents hereto. No existing or former shareholder, director, officer or employee of Seller has asserted or alleged to Seller, or, to the knowledge of Seller, any other third party, any claims against or disputes with Seller which could result in the imposition of any liability or judgment against any of the Acquired Assets.

3.9.              Brokers. No broker, finder, investment banker, or similar person or entity is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf the Seller or any of its agents or representatives.

3.10.           Operational Restrictions. Seller is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or order, which has or could reasonably be expected to materially adversely affect any of the Acquired Assets or the ability of Seller to transfer the Acquired Assets to Buyer pursuant to the terms of this Agreement and the Transaction Documents.

3.11.           Bulk Sale Laws. Subject to the effectiveness and enforceability of Section 7.7 in accordance with its terms, Seller represents and warrants that the Acquired Assets will be transferred to the Buyer free and clear of any Liens (other than Permitted Liens) or liabilities that may be imposed by any bulk sale laws, bulk transfer laws or such similar laws or failure of the Seller to comply therewith in connection with the transactions contemplated by this Agreement.

3.12.           Investment Representations.

(a)                 Purchase Entirely for Own Account. Seller understands and acknowledges that the Buyer is entering into this Agreement and Buyer is agreeing to issue the Consideration Shares to the Seller at the Closing, in reliance upon the Seller’s representations to Seller that the Consideration Shares to be acquired by the Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof by the Seller, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing or transferring the same, except in each case in the Liquidation Distribution in accordance with the Plan of Dissolution, so long as such Plan of Dissolution distributes the Consideration Shares in accordance with the U.S. Securities Act of 1933 (the “Securities Act”) and the U.S Securities Exchange Act of 1934 (the “Exchange Act”), in each case to the extent applicable. The Seller does not presently have any contract, undertaking, agreement or arrangement with, or obligation to, any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Consideration Shares, except as set out in the Plan of Dissolution. The Holder has not been formed for the specific purpose of acquiring the Consideration Shares.

(b)                Sophisticated Investor. The Seller is either an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and/or the Seller (together with its representatives, including a purchaser representative or other professional advisors who are unaffiliated with and who are not compensated by the Buyer or any of its Affiliates, directly or indirectly) has the capacity to protect its own interests in connection with the acquisition of the Consideration Shares by virtue of the business or financial expertise of such Persons. The Seller is able to fend for itself and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Consideration Shares. The Seller can afford a complete loss of the value of the Consideration Shares and is able to bear the economic risk of holding the Consideration Shares for an indefinite period. Seller also represents it has not been organized for the purpose of acquiring the Consideration Shares.

(c)                 Disclosure of Information. Each of the Seller and the Seller Representative has (i) received copies of the Buyer’s audited financial statements for the years ended December 31, 2019 and 2018 and have been directed to and have had an opportunity to review the disclosure materials made available on the Internet through the EDGAR web portal operated by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to filings with the SEC made by Buyer in accordance with applicable Laws, including the Securities Act and the Exchange Act and the regulations promulgated under the Securities Act and the Exchange Act, and (ii) had an opportunity to obtain such other information as it deems appropriate regarding business, management, financial affairs and the terms and conditions of the issuance of the Consideration Shares (the materials described in the foregoing clauses (i) and (ii) being collectively, the “Buyer Disclosure Materials”). Seller further represents that it and the Seller Representative has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the Buyer and the business, properties, prospects and financial condition of the Buyer. The Seller and the Seller Representative understands and acknowledges that, except as expressly set forth in this Agreement, Buyer makes no representations or warranties to the Seller, the Seller Representative or to any Holder as to any of the Buyer Disclosure Materials, including as to their completeness, correctness, or currency and that the Buyer has not undertaken any obligation, and shall have no obligation under this Agreement or any of the Transaction Documents, to update or supplement any of the Buyer Disclosure Materials.

(d)                Restricted Securities. The Seller understands that the Consideration Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Subject Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Consideration Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available, including by way of example only, the exemption set forth in Rule 144 under the Exchange Act. The Seller acknowledges that Buyer has no obligation to register or qualify the Consideration Shares for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to the Buyer which are outside of the Seller’s control, and which Buyer is under no obligation and may not be able to satisfy. Seller understands and will comply with the Lock-Up Agreement being entered into between the Buyer and Seller simultaneously with execution of this Agreement (the “Lock-Up Agreement”).

(e)                 Securities not Listed; Public Market. The Holder understands that the Consideration Shares, and the other securities of the Buyer are not currently listed for trading on a securities exchange, and that only a limited public market presently exists for the Consideration Shares, and that Buyer has made no assurances that the Consideration Shares will ever be listed for trading on a securities exchange or that a public market will ever exist for the Subject Securities.

(f)                  Legends. The Seller understands that the Subject Securities may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any other legend set forth in, or required by securities laws applicable to the Consideration Shares represented by the certificate, instrument, or book entry so legended.

(g)                No General Solicitation. Neither the Seller, nor any of its representatives, has either directly or indirectly, including, through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and issuance of the Consideration Shares.

3.13.           Holders. Each Holder that will receive a portion of the Consideration Shares pursuant to the Liquidating Distribution is either an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and/or (together with its representatives, including a purchaser representative or other professional advisors who are unaffiliated with and who are not compensated by the Buyer or any of its Affiliates, directly or indirectly) has the capacity to protect its own interests in connection with the acquisition of the Consideration Shares by virtue of the business or financial expertise of such persons.

3.14.           [Reserved.]

4.                   [Reserved.]

5.                   Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Seller, as of the date hereof and again as of the Closing Date, as follows:

5.1.              Organization and Related Matters. Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is qualified to do business in the State of California. Buyer has the requisite corporate power and authority to carry on its business as now being conducted and to execute and deliver the Agreement.

5.2.              Necessary Actions; Binding Effect. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and each Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. Prior to the Closing Date, Buyer will have taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement, including issuance of the Consideration Shares. This Agreement constitutes, and upon execution and delivery will constitute, valid obligations of Buyer that are legally binding on and enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies.

5.3.              Consideration Shares. The Consideration Shares, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall (a) have the rights and privileges set forth Buyer’s publicly available organizational documents, (b) have been and remain duly authorized and validly issued, (c) not be issued in violation of any preemptive or other rights of any person, the organizational documents of Buyer or any agreement to which Buyer is a party or by which Buyer is bound, (d) not be subject to or otherwise require the consent or approval of any person not otherwise unconditionally secured or obtained, (e) be issued in compliance with all applicable laws and (f) be issued free and clear of all Liens and freely transferable, other than the restrictions on transfer arising under applicable laws, including the Securities Act, and the Lock-Up Agreement and the Joinder Agreements.

5.4.              Conflicts. Buyer represents that neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement could result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the respective charter, bylaws or other governing instruments of Buyer, or any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which the Buyer is a party or is bound which affects any of the Acquired Assets; (ii) the termination of any contract, lease, agreement, or commitment, or the acceleration of the maturity of any indebtedness or other obligation of the Buyer; (iii) the creation or imposition of any lien, charge or encumbrance on any of the respective assets or properties of the Buyer, including any of the Acquired Assets; (iv) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the Buyer is a party or is bound or which affects any of their respective properties or any of the Acquired Assets; (v) a loss or adverse modification of any license, franchise, permit, other authorization or right (contractual or other) to operate, granted to or otherwise held by Buyer, which would have a material adverse effect on the Acquired Assets or Buyer; or (vi) the cessation or termination of any other business relationship or arrangement between Buyer and any third party that is material to any of the Acquired Assets or their use. Buyer does not know of any business relationship or arrangement between it and any third party (governmental or other) that is material to the Business, its operating results, condition or prospects and that will cease or is likely to be terminated as a result of the consummation of the transactions contemplated by this Agreement.

5.5.              Consents and Approvals of Governmental Entities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental entity is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is a party, including the issuance of the Consideration Shares to the Seller at the Closing, except for (i) any notice filings or registrations of transfer with any governmental entity that may be required in connection with the assignment and transfer of the Acquired Assets and (ii) to the extent applicable, filings under the Securities Act and/or state securities Laws, which have been made or will be made in a timely manner.

5.6.              Financial Statements. Buyer has made available to Seller through the SEC’s EDGAR web portal (i) the audited annual financial statements of Buyer for the fiscal year ended December 31, 2018, and December 31, 2019, including unaudited balance sheets as of December 31, 2018 and December 31, 2019, and the related profit and loss statement and statement of cash flows for the twelve-month periods then ended (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements (a) have been prepared from the books and records of Buyer, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly present in all material respects the assets and liabilities (including all reserves) and the financial condition, results of operations and cash flows of Buyer as of the respective dates and for the respective periods thereof. Buyer has no liabilities, whether accrued, absolute, contingent or otherwise, whether currently due or to become due, which have not been paid or discharged since the date thereof, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Buyer Financial Statements, which, in all such cases in (i), (ii) and (iii), individually and in the aggregate would not have a material adverse effect on the Buyer and its subsidiaries, taken as a whole. Buyer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

5.7.              Brokers. No broker, finder, investment banker, or similar person or entity is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf the Buyer or any of its agents or representatives.

5.8.              Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, including the offer, sale and issuance of the Consideration Shares.

5.9.              Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 of this Agreement (as qualified by the related portions of the Agreement Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Acquired Assets or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Agreement Schedules) and the other Transaction Documents.

6.                   Covenants Pending the Closing. Between the date hereof and the Closing, and except as otherwise consented to by Buyer in writing, Seller covenants to afford to Buyer full access to records, data and documents, pertaining to the Acquired Assets. Seller further covenants to maintain and use the Acquired Assets in accordance with past practices in all material respects and observe and perform in all material respects all agreements and obligations to which Seller is legally obligated to perform in the course of operating the business or otherwise. Seller further covenants to maintain in good working order and condition in all material respects all of the tangible Acquired Assets pending the Closing.

7.                   Obligations Pending and Following the Closing.

7.1.              Termination of Security Interests and Liens. At no cost or expense to Buyer, Seller shall cause, as of the Closing Date, any and all Liens to which any of the Acquired Assets are subject (other than Permitted Liens), if any, to be terminated and all indebtedness or obligations secured thereby to be paid so as to permit the transfer and sale of the Acquired Assets to Buyer at the Closing as contemplated in Section 1.1 above.

7.2.              Consents. Except as may otherwise be agreed by the parties, each party to this Agreement shall use commercially reasonable efforts to obtain or cause to be obtained at the earliest practicable date, all consents, and approvals, if any, which such party requires to permit it to consummate the transactions contemplated hereby and by the Transaction Documents without violating any agreement, contract, instrument or applicable law or regulation to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents and approvals.

7.3.              Further Assurances. Each party hereto shall execute and deliver, both before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement and the Transaction Documents or to better evidence or effectuate the transactions contemplated herein.

7.4.              Notice of Breach. Until the occurrence of the Closing, each party to this Agreement will notify the other parties of the occurrence of any event, or the failure of any event to occur, that results in or constitutes a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein, within two (2) business days after learning of such breach or failure.

7.5.              Tax Treatment of Transaction. Neither Buyer nor Seller will knowingly take any action, allow any action to be taken or fail to take any action required hereby that, to the knowledge of the relevant party or any of its Affiliates, could reasonably be expected to prevent or impede the Transaction from qualifying as a reorganization within the meaning of Section 368(a)(1)(C) of the Code; provided, however, that the parties and their affiliates shall be relieved of their obligations pursuant to this Section 7.5 if (A) the Dissolution does not occur; or (B) the Seller has not certified to the Buyer prior to the due date for filing the statement required by Treasury Regulation Section 1.338-3 that the Dissolution has been successfully completed.

7.6.              Plan of Dissolution. The Seller and the Seller Representative will distribute the Consideration Shares in a Liquidation Distribution in accordance with the Plan of Dissolution as soon as is reasonably practicable following the date that is 60 calendar days from the Closing Date but in no event more than 365 days following the Closing Date.

7.7.              Bulk Sales Waiver. It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Acquired Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, (i) to the fullest extent permitted by applicable law, each of Buyer and Seller, on behalf of themselves and their Affiliates, successors and permitted assignees, hereby waive compliance with any applicable “Bulk Sales Act” or other bulk sale laws, rules or regulations (if any) in connection with the transactions contemplated by this Agreement, and (ii) to induce Buyer to grant the foregoing waiver of any requirements for compliance with any or all of such laws, it is agreed that any Losses of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws shall be Excluded Liabilities hereunder.

8.                   [Reserved.]

9.                   Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the waiver in writing by Buyer, at or before the Closing, of all the conditions set out below in this Section 9.

9.1.              Accuracy of Representations and Warranties/Compliance with Covenants. All of the representations and warranties of Seller contained in this Agreement and the Agreement Schedules were true and correct when made and remain true and correct as of the Closing Date. The Seller shall, in all material respects, have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to have been performed or complied with by any or all of them on or before the Closing Date.

9.2.              Certificates. Buyer shall have received the following:

(a)                 Good Standing Certificates of Seller, as of a recent date, from the Delaware Secretary of State;

(b)                A certificate signed by the Chief Executive Officer of Seller, dated as of the Closing Date, certifying that (i) all representations and warranties of Seller were true and correct when made and remain, in all material respects, true and correct as of the Closing; and (ii) all of the respective covenants, agreements, obligations and conditions of Seller required to have been performed by Seller as of or prior to the Closing have been fully performed and complied with; and

(c)                 A certificate signed by the Secretary of Seller, dated as of the Closing Date, as to the incumbency of the Secretary of Seller and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

9.3.              No Material Adverse Changes. Subsequent to the date of the last financial information provided to Buyer there shall not have occurred nor shall there exist any material adverse change in the Acquired Assets from that reflected in the Sellers last audited balance sheet.

9.4.              [Reserved.]

9.5.              Joinder to Asset Acquisition Agreement. Seller shall have delivered to Buyer Joinder Agreements, duly executed by each Holder, respectively.

9.6.              Lock-up Agreement. Seller shall have delivered to Buyer a duly executed Lock-Up Agreement for itself and each person to receive Consideration Shares pursuant to the Plan of Dissolution.

9.7.              Bill of Sale and Assignment. Seller shall have executed and delivered to Buyer a Bill of Sale and Assignment (the “Bill of Sale and Assignment”), in a form reasonably acceptable to Buyer, transferring title to the Acquired Assets to Buyer.

9.8.              Accredited Investor Certification Letter. Seller shall have delivered to Buyer a duly executed Accredited Investor Certification Letter in a form reasonably acceptable to Buyer (the “Accredited Investor Certification Letter”) for itself and for each person to receive Consideration Shares in the Liquidation Distribution pursuant to the Plan of Dissolution.

9.9.              Other Documents. Seller shall have delivered to Buyer all instruments, consents, licenses, certifications, certificates of title(s), deeds, assignments and other documents called for in this Agreement properly executed and acknowledged for transfer, and such other documents and instruments as Buyer or its counsel reasonably requests to better evidence or effectuate the transactions contemplated hereby.

10.                Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the waiver by Seller, at or before the Closing, of each of the following conditions:

10.1.           Accuracy of Representations and Warranties/Compliance with Covenants. All of the representations and warranties of Buyer contained in this Agreement and in the Agreement Schedules were true and correct when made and remain true and correct as of the Closing Date. Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

10.2.           Certificates. Seller shall have received the following:

(a)                 Good Standing Certificates of Buyer, as of a recent date, from the Nevada Secretary of State;

(b)                A certificate signed by the Chief Executive Officer of Buyer, dated as of the Closing Date, certifying that (i) all representations and warranties of Buyer were true and correct when made and remain, in all material respects, true and correct as of the Closing; and (ii) all of the respective covenants, agreements, obligations and conditions of Buyer required to have been performed by Buyer as of or prior to the Closing have been fully performed and complied with; and

(c)                 A certificate signed by the Chief Legal Officer of Buyer, dated as of the Closing Date, as to the incumbency of the Chief Legal Officer of Buyer and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby.

10.3.           Delivery of Shares. Seller shall have received the Consideration Shares.

10.4.           Other Documents. Buyer shall have delivered to Seller all instruments, consents, deeds, assignments and other documents called for in this Agreement.

11.                Closing.

11.1.           Time, Date and Place of Closing. The closing (the “Closing”) of the transfer and acquisition of the Acquired Assets contemplated by this Agreement shall take place remotely via teleconference, e-mail or likewise at 10:00 AM (Pacific Time) at such place and time as the parties may agree, or at such other location or time or on such other date as the parties may agree to in writing (the “Closing Date”).

11.2.           Obligations of Seller at Closing. Subject to the satisfaction, or Buyer’s waiver, of the conditions precedent contained in Section 9 hereof, at the Closing, the Seller shall deliver, or cause to be delivered to Buyer, the following documents and instruments, in form and substance satisfactory to Buyer and its counsel:

(a)                 Each of the documents and instruments required to be delivered by the Seller to satisfy the conditions set forth in Section 9 above;

(b)                Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

11.3.           Obligations of Buyer at the Closing. Subject to the satisfaction, or Seller’s waiver, of the conditions precedent contained in Section 10 hereof, at the Closing, Buyer shall do the following:

(a)                 Buyer shall deliver each of the certificates and other documents and instruments required to be delivered by Buyer to Seller pursuant to Section 10 above; and

(b)                Buyer shall deliver such other documents and instruments as Seller or Seller’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

(c)                 Buyer shall deliver the Consideration Shares to Seller.

12.                Survival: Indemnification.

12.1.           Survival. The representations and warranties of the parties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until that date that is twelve (12) months following the Closing Date (the “Expiration Date”). The covenants and agreements of the parties set forth in this Agreement (A) that, by their terms are to be performed prior to or at the Closing, shall expire at the Closing, and (B) that, by their terms, are to be performed following the Closing, shall survive in accordance with their respective terms. Notwithstanding the foregoing, if a notice of a claim is given under this Article 12 with respect thereto prior to the applicable expiration date, such representation, warranty, covenant or agreement shall survive until such claim is finally resolved.

12.2.           Indemnification by Seller and Holders. From and after the Closing Date, to the extent provided in this Section 12, (a) Seller (solely prior to the Liquidating Distribution) and (b) each Holder, severally and not jointly, in accordance with each Holder’s Pro Rata Share as set forth in Section 12.8(a) below (solely following the Liquidating Distribution and pursuant to the terms of each Holder’s Joinder Agreement) (the Seller and Holders and their successors and permitted assigns collectively being the “Seller Indemnifying Parties”), shall indemnify and hold harmless Buyer and its Affiliates, directors, officers, employees and agents (the “Buyer Indemnified Parties”) from and against any (i) losses, damages, judgments, awards, penalties and settlements; (ii) demands, claims, suits, actions, causes of action, proceedings and assessments; and (iii) costs and expenses, penalties, court costs and reasonable fees and expenses of attorneys and expert witnesses reasonably and necessarily incurred by a Seller Indemnified Party (collectively, “Losses”) resulting from or arising out of:

(a)                 any liabilities of any kind relating to the ownership, possession, or use of the Acquired Assets prior to the Closing Date or any Excluded Assets (the “Retained Liabilities”), including: (i) any liability relating to the transfer (by sale or otherwise) of any good or service by Seller (other than under this Agreement) notwithstanding when such transfer occurs, and (ii) any liability (including taxes, rents, employee compensation, employee accrued benefits, contributions to any retirement account, bonuses, or benefits) pertaining to the Acquired Assets or arising from the operation of the Seller’s business prior to the date hereof, and (iii) any Excluded Liabilities;

(b)                any breach by Seller of any representation or warranty of Seller contained in Section 3 herein; or

(c)                 any breach by Seller or the Seller Representative of any covenant or agreement of Seller contained herein or in any Transaction Document or the Seller Representative contained herein.

For purposes of this Agreement, “Affiliate” means any person or legal entity controlling, controlled by, or under common control with a party to this Agreement.

12.3.           Indemnification by Buyer. From and after the Closing Date, to the extent provided in this Section 12, Buyer and its successors and permitted assigns (collectively, the “Buyer Indemnifying Parties”) shall indemnify and hold harmless Seller, the Holders, and each Affiliate and agent of Seller and the Holders (collectively, the “Seller Indemnified Parties”) from and against any Losses resulting from or arising out of

(a)                 any liabilities of any kind relating to (i) the ownership, possession, or use of the Acquired Assets from and after the Closing Date (ii) or the Assumed Obligations (if any);

(b)                any breach by Buyer of any representation or warranty of Buyer contained in Section 5 herein; or

(c)                 any breach by Buyer of any covenant or agreement of Buyer contained herein or in any Transaction Document.

12.4.           Limitation of Indemnification. Notwithstanding any provision of this Agreement to the contrary, the rights of a Seller Indemnified Party or a Buyer Indemnified Party hereunder (as applicable, an “Indemnified Party”) and the obligations of the Buyer Indemnifying Parties or the Seller Indemnifying Parties (as applicable, an “Indemnifying Party”) to indemnify the applicable Indemnified Parties, shall be limited as follows:

(a)                 The maximum aggregate liability of (i) the Seller Indemnifying Parties under Section 12.2 and (ii) of the Buyer Indemnifying Parties under Section 12.3, shall in each case be limited to the Stock Exchange Value, provided that:

(b)                The maximum aggregate liability of the Seller Indemnifying Parties under Section 12.2(b) (other than with respect to breach of the representations and warranties of the Seller contained in Sections 3.1, 3.2, 3.3(a), 3.3(c)(vii), 3.12 and 3.13 (the “Seller Fundamental Representations”)) shall not exceed $300,000 (the “Cap”); and

(c)                 The maximum aggregate liability of the Buyer Indemnifying Parties under Section 12.3(b) (other than with respect to breach of the representations and warranties of the Buyer contained in Sections 5.1, 5.2, 5.3, and 5.9 (the “Buyer Fundamental Representations”) shall not exceed the Cap;

(d)                For purposes of determining the applicability of the limitations on the indemnification obligations of the Indemnifying Parties set forth in Section 12.4(a), the amount of Losses deemed to have been incurred by the Indemnified Parties shall be reduced by the amount of any insurance proceeds, third party reimbursement or other compensation received by the Indemnified Party and amounts previously paid by the Indemnifying Party pursuant to this Section 12.

(e)                 In no event shall an Indemnifying Party be held responsible for or have liability for: (i) indirect, consequential or other speculative damages, or (ii) punitive, special, or exemplary damages.

12.5.           Procedure for Claims.

(a)                 Subject to Section 12.5(b) below, an Indemnified Party may seek indemnification under this Section 12 with respect to any matter for which such Indemnified Party may be entitled to indemnification pursuant to this Section 12 (an “Indemnity Matter”) by sending written notice (a “Claim Notice”) of any such claim for indemnification to the Seller Representative or the Buyer, as applicable: (i) stating that such Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses with respect to an Indemnity Matter (as defined below), (ii) stating the amount of such Losses or anticipated Losses, (iii) specifying in reasonable detail and the basis for such anticipated Liabilities, and (iv) the nature of the misrepresentation, breach of warranty or covenant or other basis for indemnification hereunder.

(b)                Notwithstanding anything to the contrary set forth herein, the Seller Representative shall act on behalf of and as agent for the Seller Indemnifying Parties and the Seller Indemnified Parties with respect to all matters and procedures under this Section 12. In furtherance of the foregoing, (A) any Claim Notice under which a Seller Indemnified Party seeks indemnification hereunder shall be submitted to Buyer solely by the Seller Representative on behalf of such Seller Indemnified Party, (B) any Dispute Notice (as defined below) on behalf of any Seller Indemnifying Party shall be submitted to Buyer solely by the Sellers Representative on behalf of such Seller Indemnifying Party, (C) all discussions, disputes, negotiations, settlements and agreements between the Parties relating to any Claim Notice or Indemnity Matter shall be conducted and controlled (with respect to the Seller Indemnifying Parties and the Seller Indemnified Parties) by the Seller Representative on behalf of the Seller Indemnifying Parties and the Seller Indemnified Parties, and the Buyer shall have no obligation to transact with any Seller Indemnified Party or Seller Indemnifying Party with respect to any such matter, other than the Seller Representative acting in its capacity as such, and (D) any purported Claim Notice or Dispute Notice submitted by or on behalf of any Seller Indemnified Party or Seller Indemnifying Party by a person or entity other than the Seller Representative shall be invalid and have no effect under this Agreement.

12.6.           Objections to Claims. The Indemnifying Party may dispute any indemnification claim set forth in a Claim Notice delivered pursuant to Section 12.5 by sending written notice of such objection (a “Dispute Notice”) to the Indemnified Party within thirty (30) days of the Claim Notice, which Dispute Notice shall state the Indemnifying Party’s basis for disputing each applicable item and/or the amount of claimed Losses described in the Dispute Notice.

12.7.           Resolution of Conflicts.

(a)                 In the event the Indemnifying Party shall object in writing to any claim for indemnification made in a Claim Notice, the Buyer and the Seller Representative shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Buyer and the Seller Representative should so agree, a written instrument setting forth such agreement shall be prepared and signed by both the Buyer and the Seller Representative and any indemnification obligations of the Indemnifying Parties thereunder shall be satisfied in accordance with Section 12.8 below.

(b)                If no such agreement can be reached within thirty (30) days of the date of a Dispute Notice, then any dispute which cannot be settled by mutual agreement will be finally settled by binding expedited arbitration in Los Angeles, California, before a single arbitrator in accordance with the Expedited Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the Parties to this Agreement. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each Party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

12.8.           Payment of Indemnification Claims.

(a)                 Forfeiture of Consideration Shares by Seller. Subject to Section 12.4 above, any Losses of a Buyer Indemnified Party indemnifiable under this Section 12 shall be satisfied solely by the forfeiture to Buyer of Consideration Shares then held by each Seller Indemnifying Party (each such forfeiture, an “Indemnity Forfeiture”). The number of Consideration Shares held by a given Seller Indemnifying Party to be so forfeited shall be calculated as follows: (i) the product of (A) the applicable amount of indemnifiable Losses and (B) such Holder’s Pro Rata Share, divided by (ii) the Consideration Shares Reference Price. Each Seller Indemnifying Party hereby (x) grants to Buyer, and to each officer of Buyer, a limited power of attorney to execute any instruments or documents necessary to effectuate any applicable Indemnify Forfeiture and (y) acknowledges that such power of attorney is coupled with an interest and shall be irrevocable and shall survive the death, incompetency, bankruptcy or liquidation of any Seller Indemnifying Party and shall be binding on any successor thereto or permitted assigns thereof. For purposes of this Agreement, a Holder’s “Pro Rata Share” of any applicable amount shall be a percentage, represented as a fraction, the numerator of which is the sum of the number of Consideration Shares held by such Seller Indemnifying Party, and the denominator of which is the sum of the total number of Consideration Shares then outstanding.

(b)                Payment of Losses by Buyer. Subject to Section 12.4 above, any Losses of a Seller Indemnified Party indemnifiable under this Section 12 shall be satisfied by the issuance by Buyer of additional Consideration Shares to the applicable Seller Indemnified Parties in their respective pro rata amounts among such Seller Indemnified Parties. The number of additional Consideration Shares to be issued to the Seller Indemnified Parties pursuant to this Section 12.8(b) shall be calculated by dividing (i) the amount of Losses of the applicable Seller Indemnified Party that are indemnifiable under this Section 12 by (ii) the Consideration Share Reference Price. In the event such issuance of Consideration Shares is to occur following the Liquidating Distribution, the amount of Losses that a Holder shall be deemed to have suffered shall be such Holder’s Pro Rata Share of such Losses.

12.9.           Third Party Claims.

(a)                 In the event that an Indemnified Party receives notice of, or becomes aware of, a claim, action, or other proceeding asserted, conducted or initiated by a third party (a “Third Party Claim”) which may result in Losses of the Indemnified Party for which the Indemnifying Parties may have indemnification obligations hereunder, the Indemnified Party shall promptly provide the Indemnifying Party with notice of such claim. The Indemnifying Party shall have the right, at its option and its own expense, to be represented by counsel of its own choice and to defend against, negotiate, settle or otherwise deal with any such Third Party Claim; provided, however, that the Indemnifying Party’s right to control the defense and conduct of any such Third Party Claim shall be conditioned upon such Indemnifying Party providing the Indemnified Party with written notice of such election; provided, further, that the Indemnifying Party shall not enter into any settlement or compromise of any such claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of a claim, the Indemnified Party shall have the right to control the defense or settlement of such Claim with counsel of its choosing provided, however, that the Indemnified Party shall not settle or compromise any such claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld.

12.10.        Purchase Price Adjustment. Any indemnification obligations satisfied by an Indemnifying Party pursuant to this Section 12, whether by Indemnity Forfeiture of Consideration Shares, issuance of additional Consideration Shares, or otherwise, shall constitute an adjustment of the Stock Exchange Value for all tax purposes and shall be treated as such by the Indemnifying Parties and the Indemnified Parties and the Seller Representative, as applicable, on their tax returns to the extent permitted by applicable law.

12.11.        Exclusive Remedy. The parties agree that, from and after the Closing, the sole and exclusive remedy of the Indemnified Parties for damages under this Agreement shall be the rights to indemnification and Indemnity Forfeiture, as applicable, set forth in this Section 12; provided that the foregoing limitation, the limitations on liability set forth in Section 12.4 above, and any other limitations on liability or restrictions (including with respect to survival periods and similar provisions) on the remedies of the Indemnified Parties set forth in this Section 12 shall not apply to any equitable remedy, including a preliminary or permanent injunction or specific performance sought by an Indemnified Party

12.12.        Seller Representative.

(a)                 Appointment. By virtue of the adoption and approval of this Agreement by the Seller and the Holders, the Seller and each Holder hereby initially appoints, as of the Agreement Date, PTK Investments, LLC, a Delaware limited liability company (dba PTK Capital) (“PTK”) as the Seller Representative (in such capacity, the “Seller Representative”) and as the Seller’s or such Holder’s true and lawful agent and attorney-in-fact to enter into the Transaction Documents and any transactions contemplated by this Agreement or the other Transaction Documents, and to: (i) give and receive notices and communications to or from Buyer or Seller or any other Indemnified Party or Indemnifying Party relating to this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Holders individually); (ii) authorize Indemnity Forfeiture to Buyer of Consideration Shares in satisfaction of claims asserted by Buyer (or any other Buyer Indemnified Party), including by not objecting to claims thereto; (iii) bring, prosecute, compromise, settle, and otherwise dispose of any claims for indemnification against Buyer or any other Buyer Indemnifying Party pursuant to Section 12; (iv) object to any claims for indemnification made by Buyer or any other Buyer Indemnified Party; (v) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to indemnification claims; (vi) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Buyer Indemnified Party against the Seller or any such Holder or by the Seller or any such Holder against any Buyer Indemnified Party or any dispute between any Buyer Indemnified Party and the Seller or any such Holder, in each case relating to this Agreement and any of the transactions contemplated hereby; (vii) amend this Agreement or consent to amendments to this Agreement in accordance with the provisions hereof; and (viii) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of the Seller or any Holder (or their respective successors and permitted assigns) under any circumstance; provided, however, that any action, amendment or waiver that would adversely affect the rights of any Holder in any manner disproportionate to any adverse effect such action, amendment or waiver would have on the rights of the other Holders hereunder will additionally require the consent of such Holder (it being agreed that any such action, amendment or waiver shall be deemed to apply to all Holders proportionately and in the same fashion if such action, amendment or waiver does so by its terms, notwithstanding the fact that certain Holders may, nonetheless, be more or less affected than other Holders by virtue of their ownership, as of the Closing Date, of more or fewer securities in the Seller or more or fewer Consideration Shares than such other Holders).

(b)                Acceptance. PTK hereby accepts its appointment as the Seller Representative.

(c)                 No Revocation; Replacement. Seller and each Holder acknowledges that Buyer and the Seller Representative are relying and shall rely on the authority of the Seller Representative granted hereunder and will be materially prejudiced if this authority is revoked. Seller and each Holder therefore hereby agrees that it shall indemnify Buyer, each Buyer Indemnified Party, and the Seller Representative for any Losses suffered by Buyer, any other Buyer Indemnified Party, or the Seller Representative as a result of a revocation by Seller or such Holder of the authority granted hereunder other than as provided for herein. Notwithstanding the forgoing, the person or entity serving as the Seller Representative may be replaced from time to time by the written election of the Holders holding (i) a majority of the shares of common stock in the Seller then outstanding (calculated on an as-converted to common stock basis), if prior to the Closing, and (ii) a majority of the Consideration Shares then outstanding, if after the Closing, in each case upon not less than ten (10) days’ prior written notice to Buyer. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services. Notices or communications to or from the Seller Representative shall constitute notice to or from the Seller and each of the Holders.

(d)                No Liability. The Seller Representative shall not be liable to the Seller or any Holder for any act done or omitted under this Agreement as the Seller Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Seller (solely prior to the Liquidating Distribution) and, solely after the Liquidating Distribution, each Holder, severally and not jointly, in accordance with such Holder’s Pro Rata Share, shall indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder.

(e)                 Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Seller and all the Holders and shall be final, binding and conclusive upon the Seller and each such Holder; and the Buyer and each Buyer Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller and each and every such Holder.

(f)                  Role of Seller Representative. Without limiting the generality or effect of 12.12(a) – 12.12(e) above, any claims or disputes between or among any Indemnified Party (including the Buyer), the Seller Representative, the Seller and/or any one or more Holders relating to this Agreement or any of the transactions contemplated hereby, shall, in the case of any claim or dispute asserted by or against or involving the Seller or any such Holder (other than any claim against or dispute solely between the Seller and/or one or more Holders on the one hand and the Seller Representative on the other hand), be asserted or otherwise addressed solely by the Seller Representative on behalf of the Seller and any such Holder(s) (and not by the Company or such Holder(s) acting on his, her or its own behalf).

13.                Termination.

13.1.           Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing, without liability to the terminating party:

(a)                 By mutual written consent of Buyer and Seller;

(b)                By Buyer if Buyer does not receive an Accredited Investor Certification Letter from each of the Holders or the Buyer reasonably believes the representations, warranties and agreements contained therein are not accurate in any material respect; or

(c)                 By either Buyer or Seller, if the Closing has not occurred at the close of business (5 PM, Pacific Time) on October 30, 2020; provided, that the party so terminating is not in breach of any of its material obligations under this Agreement or the Transaction Documents.

13.2.           Effect of Termination. In the event of termination of this Agreement by Buyer or Seller or by both Buyer and Seller pursuant to Section 13.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Buyer or the Seller. In addition, in the event of termination of this Agreement for any reason, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Seller, the Seller Representative, any Holder, or Buyer under this Agreement, provided that (a) the provisions of this Section 13.2 (Effect of Termination), Section 14 (Notices), and Section 15 (General Provisions) and any defined terms used in such sections that are defined in other sections of this Agreement shall survive such termination. The foregoing provisions of this Section 13.2 shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available. Buyer, Seller and the Seller Representative acknowledge that the provisions of Section 13.2 are an integral part of this Agreement and that without these provisions the parties would not enter into this Agreement

14.                Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person (ii) upon sending, if sent by email (with “read receipt” or confirmation of receipt by reply email), (iii) the following business day if sent by a nationally recognized overnight courier service, and (iv) after five (5) business days if mailed via USPS certified mail, return-receipt requested, postage prepaid:

If to Buyer to:

Loop Media, Inc.

700 N. Central Ave, Suite 430,

Glendale CA 91203

Attn: Jon Niermann, CEO, jon@loop.tv

With a copy to: Patrick Sheil, CLO, patrick@loop.tv

If to Seller to:

SPKR Inc.

315 Beverly Drive, PH

Beverly Hills, CA 90212

Attention: Chief Executive Officer, andy@spkr.com

With a copy to: Sharon Kopp, skopp@ptkcapital.com

If to Seller Representative to:

315 Beverly Drive, PH

Beverly Hills, CA 90212

Attention: Kevin Wall

With a copy to: Sharon Kopp, skopp@ptkcapital.com

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.

15.                Miscellaneous.

15.1.           Binding Effect. This Agreement shall be binding upon the heirs, executors, representatives, successors and assigns of the respective parties hereto.

15.2.           Assignment. Except for assignment and/or delegation from the Seller to the Holders pursuant to the Liquidating Distribution, no party may assign this Agreement, or assign their respective rights or delegate their respective duties hereunder, without the prior written consent of the other parties hereto.

15.3.           Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15.4.           Interpretation. In interpreting this Agreement and determining the rights of any person or entity hereunder, the following shall apply:

(a)                 The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(b)                When a reference is made in this Agreement to an “Article” or “Section” or “Exhibits,” such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated, provided that a reference to a “Section” of the “Agreement Schedules” shall refer to the corresponding section of the schedules pertaining to this Agreement, as delivered to the Buyer by the Seller simultaneously with the execution and delivery of this Agreement (the “Agreement Schedules”).

(c)                 The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and conclusively waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document or any provision thereof.

(d)                For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(e)                 The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(f)                  References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(g)                References to the “knowledge” of a party, including related terms such as “knowledge of the Seller,” “Seller’s knowledge,” “Buyer’s knowledge,” and similar terms, whether or not such reference to “knowledge” is capitalized, means, (i) with respect to Seller, the actual knowledge after reasonable investigation of Andy Schuon and Sandy Girard and, with respect to Buyer, the actual knowledge after reasonable investigation of Jon Niermann, Jim Cerna and Patrick Sheil.

15.5.           Waivers. Any party to this Agreement may waive any right, breach or default which it has the right to waive; provided, that such waiver will not be effective against the waiving party unless it is in writing and specifically refers to this Agreement and notice thereof is promptly given to all parties in the manner provided in Section 14 of this Agreement, and provided that the Seller Representative may waive any right, breach or default on behalf of the Seller and the Holders as provided in Section 12.12. No waiver will be deemed to be a waiver of any other matter, whenever occurring and whether identical, similar or dissimilar to the matter waived.

15.6.           Entire Agreement. This Agreement, including the Agreement Schedules, Exhibits and other Transaction Documents referred to herein which form a part hereof, (i) embodies the entire agreement and understanding of the parties hereto, (ii) supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties; and (iii) except with respect to the indemnification rights of the Indemnified Parties as set forth in Section 12, are not intended to confer upon any third party any legal or equitable rights, remedies or claims. Subject to the foregoing, the terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns thereof (including, without limitation, the Holders, pursuant to the Joinder Agreements and the Liquidating Distribution). This Agreement may be amended (i) prior to the Closing, by the Parties by execution of an instrument in writing signed on behalf of each of the Parties hereto, or (ii) following the Closing, by the Buyer and the Seller Representative, by execution of an instrument in writing signed on behalf of each of the Buyer and the Seller Representative.

15.7.           Governing Law. This Agreement is deemed to have been made in the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of California for contracts made and to be performed in that state.

15.8.           Arbitration. Subject to Section 12.7, all disputes between the parties hereto shall be determined solely and exclusively by arbitration under, and in accordance with the rules then in effect of, the American Arbitration Association, or any successors thereto (“AAA”), in Orange County, California, unless the parties otherwise agree in writing. The parties shall, in connection with such arbitration, in addition to any discovery permitted under AAA rules, be permitted to conduct discovery in accordance with Section 1283.05 of the California Code of Civil Procedure, the provisions of which are incorporated herein by this reference. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided, that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.

15.9.           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE SELLER, THE SELLER REPRESENTATIVE, AND BUYER, EACH ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS: (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANOTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.9.

15.10.        Expenses. The Seller and Buyer shall each pay all costs, notary fees, and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

15.11.        Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons, entities or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

[ - Signature Pages Follow - ]

IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by officers hereunto duly authorized, on the date first above stated.

SELLER:

SPKR Inc., a Delaware Corporation

By:  /s/ Andy Schuon

________________________________________Its: CEO

SELLER REPRESENTATIVE:

PTK Investments, LLC, a Delaware limited liability company

By:  /s/ Kevin Wall

________________________________________Its: Manager

BUYER: Loop Media, Inc., a Nevada corporation

By:  /s/ Jon Niermann

________________________________________Its: CEO